Exhibit 99.2

Sources and Use of Funds

The following table sets forth the estimated sources and uses of funds in connection with the Acquisition (assuming the transaction closes in late 2013 or early 2014).  The actual sources and uses of funds may be different from the amounts set forth below.

Sources of Funds:	Amount ($ in millions)	Uses of Funds:	Amount ($ in millions)
SCI cash	$104	Merger purchase price	$1,166
Stewart cash	150	Refinancing of Stewart convertible notes(3)	132
Credit facilities (1)	752	Other funding needs, expenses, and estimated fees(4)	133
New unsecured indebtedness (2)	425	Roll-over of Stewart Notes(5)	200
Roll-over of Stewart Notes(5)	200

Total	$1,631	Total	$1,631
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(1)
We have received a commitment from JPMorgan Chase Bank, N.A. for up to $1.1 billion of unsecured term and revolving credit facilities, on terms substantially similar to those of our existing revolving credit facility, including with respect to guarantees by our subsidiaries.

(2)
We have received a commitment from JPMorgan Chase Bank, N.A. for up to $725 million of unsecured bridge financing.  The bridge facility, if funded, would benefit from guarantees from our subsidiaries that also guarantee the credit facilities described in the preceding footnote. The permanent unsecured indebtedness may not be guaranteed.

(3)
Includes estimated amounts payable following the closing of the Acquisition to holders of Stewart’s existing 3.125% Senior Convertible Notes due 2014 and 3.375% Senior Convertible Notes due 2016, assuming all such notes are converted into the Merger consideration or otherwise tendered in connection with the Merger.

(4)
Includes funding obligations related to Supplemental Executive Retirement Plan and other compensation related amounts.  Also includes breakage costs associated with the Stewart’s convertible notes and M&A, legal and financing fees.  Excludes cash collateralization of $20 million of Stewart’s Florida surety bond, $6.25 million restricted cash at Stewart and the $2 million change of control fee on Stewart notes.

(5)	Assumes receipt by Stewart of the Required Consents to the Proposed Waiver and Amendment and the execution of the Amendment and Waiver Supplemental Indenture.